Exhibit 4.17
COMMON STOCK PURCHASE WARRANT
Boumarang Inc.
Warrant Shares: 5,000,000 shares of Common Stock subject to adjustment as set forth herein.
Issuance Date: August 6, 2024

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, T Stamp Inc. or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issuance Date as set forth above and on or prior to the tenth annual anniversary of the Issuance Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Boumarang Inc., (the “Company”), 5,000,000 (five million) shares of Common Stock, par value $0.0001 per share (the “Common Stock”) of the Company (as subject to adjustment hereunder, the “Warrant Shares”). The purchase price of the Common Stock has been prepaid in full by the grant of a patent license valued at $5,000,000, entered between the parties on this date; therefore, no additional consideration is payable to exercise the Warrant. For the avoidance of doubt, the Exercise Price shall be $0.00 per share of Common Stock under this Warrant.

1.Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time before the Termination Date by delivery of written notice to the Company by email to admin@boumarang.com. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required.

2.Notwithstanding anything herein to the contrary (although the Holder may surrender the Warrant to, and receive a replacement Warrant from, the Company), the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company.

3.Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall lower the outstanding number of Warrant Shares purchasable hereunder by an amount equal to the applicable number of Warrant Shares purchased.

4.The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to a Notice of Exercise within one (1) Trading Day of delivery of such notice.

5.By accepting this Warrant, the Holder and any assignee acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

6.Certificates for shares purchased hereunder shall be transmitted by the Company’s then- engaged transfer agent (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to, or resale of the Warrant Shares, by the Holder and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (such date, the “Warrant Share Delivery Date”). The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, prior to the issuance of such shares, having been paid.

7.In the event that the Company fails for any reason to effect delivery of the Warrant Shares by the Warrant Share Delivery Date, the Holder may revoke all or part of the relevant Warrant exercise by delivery of a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the exercise of the relevant portion of this Warrant.

8.If this Warrant has been exercised in part, the Company shall, upon surrender of this Warrant certificate, at the request of the Holder, deliver to the Holder a new Warrant evidencing the Holder's rights to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

9.Closing of Books. The Company will not close its shareholder books or records in any manner that prevents the timely exercise of this Warrant, pursuant to the terms hereof.

10.Adjustments for Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for the avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, then both the Exercise Price and the number of shares of Common Stock issuable upon the Exercise of this Warrant shall each be appropriately and proportionally adjusted to reflect any stock dividend, stock split, a combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of Common Stock (or such other stock or securities).

11.Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin-off, reclassification, corporate rearrangement, scheme of arrangement, or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

12.Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant to the Company or its designated agent via email together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be canceled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

13.Subject to compliance with all applicable securities laws, this Warrant may be divided or combined with other Warrants upon presentation hereof to theCompany via email, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney and the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

14.The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder and for all other purposes, absent actual notice to the contrary.

15.The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

16.The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares and will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value; (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant; and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

17.This Agreement shall be solely and exclusively construed and enforced in accordance with, and all questions concerning its construction, validity, interpretation, and performance shall be governed solely and exclusively by the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Delaware.

18.The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

19.No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights,

powers, or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

20.Notices. Any notice, request, or other document required or permitted to be given or delivered hereunder shall be delivered by email:
If to the Company, to: admin@boumarang.com
If to the holder to ggenner@truststamp.net with a copy to legal@truststamp.net

21.Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holders of Warrant Shares.

22.Other than as specifically set forth herein, this Warrant may be modified or amended, or the provisions hereof waived only with the Company's and the Holder's written consent.

23.Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

24.This Warrant may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall be but a single instrument.

25.The Company represents and warrants that:
a.The authorized share capital of the Company is 100,000,000 shares of Common Stock par value of $0.0001 per share
b.No Common Stock has been issued at less than $1.00 per share
c.The Company is currently conducting a seed funding round and has received commitments for Common Stock at $1.00 per share
d.Within 60 days of the Issuance Date and on each anniversary thereof, the Company will provide the Holder with a 409A fair market valuation of its Common Stock and based upon professional expertise, believes that the valuation will be not less than $1.00 per share
IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the Issuance Date.
Boumarang Inc.

By:
Name: Imran Firoz Title: Interim CEO

Agreed and accepted: T Stamp Inc.
By:
Gareth N. Genner
Chief Executive Officer